Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-112215, 33-74492, 333-3398, 333-71627, 333-36222, 333-43274, 333-54652, 333-81926, 333-124588 and 333-129742) of Actel Corporation of our reports dated January 21, 2008, with respect to the consolidated financial statements and schedule of Actel Corporation and the effectiveness of internal control over financial reporting of Actel Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
San Jose, California
January 21, 2008